Nitches Acquires Backwoods®:
Apparel company heads outdoors with lifestyle retailer and adventure travel business

NEW YORK, New York, February 7, 2008 - Nitches today announced it has acquired outdoor lifestyle retailer Backwoods Equipment Company, whose operations consist of Backwoods® stores and travel service Backwoods Adventures®. This is Nitches’ first venture into retailing and signals a move by the company to extend its niche focus into the specialty retailing sector. The infrastructure and resources of Nitches will be leveraged to grow the Backwoods® brand, which inspires people to seek adventure and live their lives boldly.

     Backwoods has a long history of providing customers in the Midwest with a strong assortment of top quality, technical gear alongside a broad collection of outdoor lifestyle clothing and footwear. The first store opened in Wichita, Kansas in 1973 and the chain now comprises eight retail locations in Kansas, Nebraska, Oklahoma and Texas. As a part of the ongoing strategic plan, Backwoods recently relocated its corporate headquarters to Austin, Texas from Wichita, Kansas. More information about Backwoods can be found at www.backwoods.com.

     Steve Wyandt, Chairman of Nitches, observed, “We are fortunate to find a retailer in this emerging category of outdoor lifestyle with a history of strength through product mix and management expertise. We identified in Backwoods’ CEO Jennifer Mull an entrepreneurial spirit that is consistent with our philosophy at Nitches. Jennifer is the driving force of this alliance and we will rely on her continued leadership.”

     Over the past five years, Ms. Mull has energized Backwoods by redefining the merchandising mix and operations of the stores, nearly doubling the sales volume in that same period. Another growth initiative has been the introduction of Backwoods Adventures, the adventure travel division. Ms. Mull indicated, “This new division has enabled Backwoods to forge an even stronger bond with its customers by providing them with the opportunity to explore the world utilizing the products and equipment available in Backwoods retail stores. We have had amazing adventures to Nepal, Costa Rica, Europe, Africa, and New Zealand, as well as within the United States.”

     In addition to growing the store count of Backwoods and developing new Adventures, Backwoods, in conjunction with NAP, Inc., a Nitches subsidiary, will create and develop a Backwoods Collection of lifestyle clothing. Initial offerings from the new collection will be available in all eight Backwoods stores commencing this June. NAP President, Victor Lee stated, “We are thrilled to be working with Backwoods and Jennifer to forge a new outdoor lifestyle brand. We have had a very strong response to the brand concept and we intend to pursue wholesale, licensing and international opportunities.

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     Ms. Mull, who will continue as CEO and President of Backwoods, remarked, “I am excited about the opportunities created for Backwoods by joining Nitches. I feel very fortunate to find a corporate partner with goals, philosophies, and a strategy that align with those we have created at Backwoods. I look forward to a very bright future together.”

     The transaction was structured as a stock swap and Backwoods Equipment Company will become a wholly owned subsidiary of Nitches, Inc.

     Nitches, Inc. has been designing and marketing quality products for niche markets since 1971. The Company markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard® (www.gossard.com), Princesse tam tam® (www.princessetam-tam.com), Shock Absorber® (www.shockaborber.co.uk), Derek Rose® (www.derek-rose.com), Eminence® , Crabtree & Evelyn® (www.crabtree-evelyn.com), Odille Oasis®, Cuddl Duds® (www.cuddlduds.com), Anne Lewin®, Dockers® (www.dockers.com) and Claire Murray®. The Company produces women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast® (www.natnast.com), So-Cal Speed Shop® (www.socalspeedshop.com), Dockers® and Newport Blue® swimwear and graphic t-shirts, The Skins Game® golf apparel (www.skinsgameclothing.com),and ZOIC® performance cycling apparel (www.zoic.com). The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand (www.billblass.com) and dinnerware under the Paula Deen® brand (www.pauladeen.com). The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. Additionally, the Company develops and manufactures private label products for many leading retailers and multi-channel marketers.

     The Company is headquartered in San Diego, California with offices in New York City, Los Angeles, Dallas, and Hong Kong. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at www.nitches.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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Contact:	Steve Wyandt
Web:	http:// www.nitches.com
E-mail:	ir@nitches.com
Phone:	(858) 625-2633 (Option # 1: Corporate)